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Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-238152

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 2020)

Depositary Shares Each Representing a 1/40th
Interest in a Share of Fixed Rate Non-Cumulative
Perpetual Preferred Stock, Series C

           We are offering            of our depositary shares (the "depositary shares"), each representing a 1/40th ownership interest in a share of our fixed rate non-cumulative perpetual preferred stock, Series C, without par value (the "Series C Preferred Stock"), with a liquidation preference of $1,000 per share of Series C Preferred Stock (equivalent to $25 per depositary share). As a holder of the depositary shares, you will be entitled to all proportional rights and preferences of the Series C Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise any such rights through the depositary.

           Holders of the Series C Preferred Stock will be entitled to receive, only when, as and if declared by our Board of Directors, or a duly authorized committee thereof, and to the extent we have funds legally available for the payment of dividends, cash dividends at a rate equal to        % per annum. When, as and if declared by our Board of Directors, or a duly authorized committee thereof, dividends will be payable from the date of issuance, quarterly in arrears, on February 20, May 20, August 20 and November 20 of each year, beginning on August 20, 2020 (each a "dividend payment date"). Upon payment of any dividends on the Series C Preferred Stock, the depositary will distribute to holders of depositary shares a proportionate payment.

           Dividends on the Series C Preferred Stock will not be cumulative. If for any reason our Board of Directors or a duly authorized committee thereof does not declare a dividend on the Series C Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series C Preferred Stock are declared for any future dividend period. Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules and regulations.

           We may redeem the Series C Preferred Stock at our option, subject to prior regulatory approval, (i) in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, or (ii) in whole but not in part at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. If we redeem the Series C Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

           Application will be made to list the depositary shares on the NASDAQ Stock Market ("NASDAQ") under the symbol "FMBIO." Trading of the depositary shares is expected to commence within the 30-day period following the original issue date of the depositary shares. The Series C Preferred Stock will not have any voting rights, except as set forth under "Description of the Series C Preferred Stock—Voting Rights" beginning on page S-23.

           We have granted the underwriters an option to purchase up to an additional            depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discount and commission.

           Investing in the depositary shares and the underlying Series C Preferred Stock involves risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement.

           Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           Neither the depositary shares nor the Series C Preferred Stock are a savings account, deposit or other obligation of a bank and neither are insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency or instrumentality.

	Public Offering Price(1)	Underwriting Discount and Commissions(1)	Proceeds (Before Expenses)(2)

Per depositary share	$	$	$

Total	$	$	$

(1)
Reflects                        depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $            per depositary share, and                        depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $            per depositary share.

(2)
Assumes no exercise of the underwriters' option described above.

           The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A. on or about                        , 2020, which is the fifth business day following the date of the pricing of the depositary shares. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Keefe, Bruyette & Woods	Raymond James
A Stifel Company

Prospectus Supplement dated June     , 2020.

Prospectus Supplement

Prospectus

        We have not, and the underwriters have not, authorized any other person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free-writing prospectus prepared by us or on our behalf to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        We are not, and the underwriters are not, making an offer to sell the depositary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any), the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to "FMBI", "First Midwest", the "Company", "issuer", "we", "us", "our" or similar references mean First Midwest Bancorp, Inc., a Delaware Corporation, and not its consolidated subsidiaries.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        First Midwest files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains this information at www.sec.gov. You can also find information about First Midwest by visiting First Midwest's website at www.firstmidwest.com. Information contained in these websites does not constitute part of this prospectus supplement.

        The SEC allows First Midwest to "incorporate by reference" information into this prospectus supplement. This means that First Midwest can disclose important information to you by referring you to another document filed separately with the SEC. Any information referred to in this way in this prospectus supplement is considered part of this prospectus supplement.

        This prospectus supplement incorporates by reference the documents listed below that First Midwest has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about First Midwest and First Midwest's financial condition:

  •
  Annual Report on Form 10-K for the year ended December 31, 2019;

  •
  Definitive Proxy Statement on Schedule 14A for First Midwest's 2020 Annual Meeting of Stockholders filed on April 17, 2020 and related definitive additional proxy materials;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2020; and

  •
  Current Reports on Form 8-K filed on February 26, 2020, March 10, 2020, May 19, 2020, May 20, 2020, May 22, 2020 (two filings) and May 28, 2020.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7483

        We have also filed a registration statement (No. 333-238152) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the depositary shares and the Series C Preferred Stock. The registration statement may contain additional information that may be important to you.

S-ii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements speak only as of the date made, and First Midwest undertakes no obligation to update any forward-looking statements.

        Forward-looking statements are subject to certain risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those in the forward-looking statements, such as:

  •
  The duration, extent and severity of the COVID-19 pandemic, including the continued effects on our business, operations and employees, as well as on our customers and service providers, and on economies and markets more generally;

  •
  Management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income;

  •
  Asset and liability matching risks and liquidity risks;

  •
  Fluctuations in the value of our investment securities;

  •
  The ability to attract and retain senior management experienced in banking and financial services;

  •
  The sufficiency of the allowance for credit losses to absorb the amount of actual losses inherent in the existing loan portfolio;

  •
  The models and assumptions underlying the establishment of the allowance for credit losses and estimation of values of collateral and various financial assets and liabilities may be inadequate;

  •
  Credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio;

  •
  Changes in the economic environment, competition or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio, and loan and deposit pricing;

  •
  Changes in general economic or industry conditions, nationally or in the communities in which we conduct business;

  •
  Volatility of rate sensitive deposits;

  •
  Our ability to adapt successfully to technological changes to compete effectively in the marketplace;

  •
  Operational risks, including data processing system failures, vendor failures, fraud or breaches;

  •
  Our ability to successfully pursue acquisition and expansion strategies and integrate any acquired companies;

S-iii

  •
  The impact of liabilities arising from legal or administrative proceedings, enforcement of bank regulations, and enactment or application of laws or regulations, including those arising from the Paycheck Protection Program or other governmental programs;

  •
  Governmental monetary and fiscal policies and legislative and regulatory changes (including those implementing provisions of the Dodd-Frank Act) that may result in the imposition of costs and constraints through, for example, higher FDIC insurance premiums, significant fluctuations in market interest rates, increases in capital or liquidity requirements, operational limitations or compliance costs;

  •
  Changes in federal and state tax laws or interpretations, including changes affecting tax rates, income not subject to tax under existing law and interpretations, income sourcing or consolidation/combination rules;

  •
  Changes in accounting principles, policies or guidelines affecting the business we conduct;

  •
  Acts of war or terrorism, natural disasters, pandemics and other external events; and

  •
  Other economic, competitive, governmental, regulatory and technological factors affecting our operations, products, services and prices.

        More information about these and other risks, uncertainties and assumptions that could cause results to differ materially from those in forward-looking statements, including those relating to the COVID-19 pandemic, can be found under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the other information included or incorporated by reference in this prospectus supplement and accompanying prospectus. There can be no assurance that any list of risks and uncertainties is exhaustive, and other factors could cause our results and financial condition to differ materially from those in forward-looking statements.

S-iv

SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the depositary shares. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 to determine whether an investment in the depositary shares is appropriate for you.

 First Midwest Bancorp, Inc.

        First Midwest is a Delaware corporation headquartered in Chicago, Illinois. It is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank (the "Bank"), and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin and across the Midwest. At March 31, 2020, First Midwest had consolidated total assets of approximately $20 billion and approximately $11 billion of assets under management.

        Our principal executive office is located at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, and our telephone number is (708) 831-7483. Our common stock is listed on NASDAQ under the symbol "FMBI." We maintain a website at www.firstmidwest.com. Information on our website is not incorporated by reference and is not a part of this prospectus supplement or the accompanying prospectus. For more information on First Midwest and its consolidated subsidiaries, see the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

 The Offering

Issuer	First Midwest Bancorp, Inc., a Delaware corporation.
Securities Offered Hereby

          depositary shares (or      depositary shares if the underwriters exercise their option to purchase additional depositary shares in full), each representing a 1/40th ownership interest in a share of fixed rate non-cumulative perpetual preferred stock, Series C, without par value (the "Series C Preferred Stock"), with a liquidation preference of $1,000 per share of Series C Preferred Stock (equivalent to $25 per depositary share) of First Midwest. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series C Preferred Stock represented thereby (including with respect to dividends, voting, redemption and liquidation rights).

We may from time to time elect to issue additional shares of the Series C Preferred Stock and related depositary shares, and all such additional shares of Series C Preferred Stock and the related depositary shares will form a single series with the Series C Preferred Stock and the related depositary shares, respectively, offered by this prospectus supplement, provided that such additional shares will only be issued if they are fungible with the original shares for tax purposes.

Underwriters' Option

We have granted the underwriters an option to purchase up to an additional        depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less the applicable underwriting discount and commission.

Dividends

We will pay dividends on the Series C Preferred Stock, only when, as and if declared by our Board of Directors or a duly authorized committee thereof, and to the extent that we have funds legally available for the payment of such dividends. Dividends will be payable from the date of issuance on the stated amount of $1,000 per share of the Series C Preferred Stock (the "stated amount") (equivalent to $25 per depositary share) at a rate of      % per annum, payable quarterly, in arrears, on each dividend payment date. See also "—Dividend Payment Dates" below. Upon payment of any dividends on the Series C Preferred Stock, the depositary will distribute to holders of depositary shares a proportionate payment.

Dividends on the Series C Preferred Stock are payable only when, as and if declared, and will not be cumulative or mandatory. If for any reason our Board of Directors or a duly authorized committee thereof does not declare a dividend on the Series C Preferred Stock in respect of a dividend period (as defined under "Description of the Series C Preferred Stock—Dividends"), then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or accumulate, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee thereof declares a dividend on the Series C Preferred Stock or any other class or series of our capital stock for any future dividend period.

While the Series C Preferred Stock is outstanding, unless dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, acquisitions of, and dividends and distributions on, junior or parity stock, including our common stock, are permitted only under certain circumstances. See "Description of the Series C Preferred Stock—Dividends—Restrictions on Dividends, Redemption and Repurchases."

Our ability to pay dividends on the Series C Preferred Stock depends on the ability of the Bank to pay dividends to us. The ability of First Midwest and the Bank to pay dividends in the future is subject to bank regulatory requirements, including capital regulations and policies established by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable Federal Reserve capital adequacy regulations and policies. See "Description of the Series C Preferred Stock—Dividends."

Dividend Payment Dates

Dividends on the Series C Preferred Stock will be payable when, as and if declared by our Board of Directors, or a duly authorized committee thereof, quarterly, in arrears, on February 20, May 20, August 20 and November 20 of each year, beginning on August 20, 2020 (each, a "dividend payment date"). If any date on which a dividend would otherwise be payable is not a business day, then the applicable dividend will be paid on the next business day without any adjustment to the amount of dividends paid.

Redemption	The Series C Preferred Stock is perpetual and has no maturity date.

We may redeem the Series C Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, or (ii) in whole, but not in part, at any time within 90 days following a regulatory capital treatment event (as defined under "Description of the Series C Preferred Stock—Redemption"), in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. If we redeem the Series C Preferred Stock, the depositary will redeem a proportionate number of depositary shares. The Series C Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or repurchase the Series C Preferred Stock.

We must either replace the shares to be redeemed with an equal amount of instruments that qualify as common equity Tier 1 Capital or additional Tier 1 Capital, or demonstrate to the Federal Reserve that following such redemption we will continue to hold capital commensurate with our risk.

Holders of depositary shares should not expect that we will redeem any Series C Preferred Stock or related depositary shares.
Neither the holders of the Series C Preferred Stock nor holders of depositary shares will have any right to require the redemption or repurchase of the Series C Preferred Stock.

Any redemption of the Series C Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to us and the redemption of the Series C Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series C Preferred Stock are entitled to receive an amount per share equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends.

Distributions will be made only to the extent of our assets that are legally available for distribution to stockholders (i.e., after satisfaction of all our liabilities to creditors, if any), subject to the rights of holders of any securities ranking senior to the Series C Preferred Stock or pro rata as to the Series C Preferred Stock, our fixed rate non-cumulative perpetual preferred stock, series A, without par value, $1,000 liquidation preference per share (the "Series A Preferred Stock") and any other shares of our stock ranking equally as to the distribution of our assets on our liquidation, dissolution or winding up, and before any distribution of assets is made to holders of our common stock or any other class or series of our stock that ranks junior to the Series C Preferred Stock as to the distribution of assets on our liquidation, dissolution or winding up.

Voting Rights

None, except (i) with respect to authorizing, creating or increasing the authorized amount of stock ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, (ii) with respect to certain material adverse changes in the terms of the Series C Preferred Stock, (iii) in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions, (iv) in the case of certain dividend non-payments or (v) as otherwise required by the Delaware General Corporation Law or NASDAQ. See "Description of the Series C Preferred Stock—Voting Rights" below. Holders of depositary shares must act through the depositary to exercise any voting rights, as described under "Description of the Depositary Shares—Voting of the Series C Preferred Stock" below.

Ranking	With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, the Company, shares of the Series C Preferred Stock will rank:

•

senior to our common stock and any class or series of our stock that ranks junior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up ("junior stock");

•

on a parity with the Series A Preferred Stock and senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon), as provided in the certificate of designations relating to such preferred stock or otherwise; and

• junior to all existing and future indebtedness and other non-equity claims.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up of the Company only out of funds legally available for such payment (i.e., after satisfaction of all our liabilities to creditors, if any) and pro rata as to the Series A Preferred Stock, the Series C Preferred Stock and any other class or series of our stock that ranks on a parity with the Series C Preferred Stock in the payment of current dividends ("dividend parity stock") and distributions upon any liquidation, dissolution or winding up of the Company, as applicable.

No Maturity

The Series C Preferred Stock does not have any maturity date, and we are not required to redeem the Series C Preferred Stock. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it after receiving any required prior approval of the Federal Reserve.

Preemptive and Conversion Rights	None.
NASDAQ Listing

We intend to apply to list the depositary shares on NASDAQ under the symbol "FMBIO." If the application to list is approved, trading of the depositary shares on NASDAQ is expected to begin within 30 days after they are first issued. However, there can be no assurance that the depositary shares will be listed and, if listed, that they will continue to be listed.

Tax Consequences

If you are a noncorporate United States holder (as defined below under "Material United States Federal Income Tax Consequences"), dividends paid to you will qualify for taxation at preferential rates if you meet certain holding period and other applicable requirements. If you are a corporate United States holder, dividends received by you will be eligible for the dividends received deduction if you meet certain holding period and other applicable requirements. If you are a Non-United States holder (as defined below under "Material United States Federal Income Tax Consequences"), dividends paid to you are subject to United States federal withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For further discussion of the tax consequences relating to the Series C Preferred Stock, see "Material United States Federal Income Tax Consequences."

Use of Proceeds	We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series C Preferred Stock for general corporate purposes. See "Use of Proceeds."
Depositary	Computershare Trust Company, N.A. and Computershare Inc., acting jointly.
Transfer Agent & Registrar	Computershare Trust Company, N.A. and Computershare Inc., acting jointly.
Risk Factors

Investing in the depositary shares representing interests in the Series C Preferred Stock involves risk. You should carefully consider all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should carefully consider the risk factors described in "Risk Factors" beginning on page S-7 of this prospectus supplement, on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated by reference herein, and on page 71 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and incorporated by reference herein before deciding to invest in the depositary shares.

RISK FACTORS

        Your investment in the depositary shares involves certain risks, not all of which are described in this prospectus supplement, some of which relate to the Series C Preferred Stock and/or the depositary shares and others of which relate to the Company. You should carefully consider the risks described below and the risk factors, including those related to the COVID-19 pandemic, included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition, results of operations or prospects could result in a decline in the value of the depositary shares and the loss of all or part of your investment.

         The depositary shares are fractional interests in the shares of the Series C Preferred Stock. You are making an investment decision with respect to both securities.

        We are issuing fractional interests in shares of the Series C Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely solely on the payments it receives on the Series C Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

         Dividends on the Series C Preferred Stock will not be cumulative or mandatory, and may not be paid if such payment will result in our failure to comply with all applicable laws and regulations.

        Dividends on the Series C Preferred Stock will not be cumulative or mandatory. If our Board of Directors (or any duly authorized committee thereof) does not authorize and declare a dividend on the Series C Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors, or a duly authorized committee thereof, declares a dividend on the Series C Preferred Stock or any other class or series of our capital stock for any future dividend period.

        In addition, if and to the extent payment of dividends on the Series C Preferred Stock for any dividend period would cause us to fail to comply with any applicable law or regulation, we will not declare or pay a dividend for such dividend period. In such a case, holders of the depositary shares representing interests in the Series C Preferred Stock will not be entitled to receive any dividend for that dividend period.

        We are a holding company separate and distinct from our subsidiaries. We conduct substantially all of our operations through our subsidiaries, including the Bank, which is our principal subsidiary. As a result, our ability to make dividend payments on the Series C Preferred Stock will depend primarily upon the receipt of dividends and other distributions from the Bank and our other subsidiaries.

        Under the Federal Reserve's current capital rules and policies applicable to us and the Bank, we may pay dividends on the Series C Preferred Stock only out of our net income, retained earnings or surplus related to other additional Tier 1 Capital instruments. Generally, Federal Reserve policy states that dividends should be paid only from current earnings. In addition, the Federal Reserve's capital rules include a capital conservation buffer. The buffer can be satisfied only with common equity Tier 1, or "CET1," capital. If our capital ratios do not satisfy minimum requirements plus the capital conservation buffer, we will face graduated constraints on, among other things, capital distributions (including dividends on the Series C Preferred Stock) based on the amount of the shortfall and the amount of our "eligible retained income." Effective March 20, 2020, the Federal Reserve and the other federal banking regulators adopted an interim final rule that revises the definition of "eligible retained income" to allow banking organizations to more freely use their capital buffers to promote lending and other financial intermediation activities, by making the limitations on capital distributions more gradual. The eligible retained income is now the greater of (i) net income for the four preceding quarters, net of distributions and associated tax effects not reflected in net income; and (ii) the average of all net income over the preceding four quarters. The interim final rule only affects the capital buffers, and banking organizations are encouraged to make prudent capital distribution decisions.

         If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series C Preferred Stock.

        When dividends are not paid in full upon the Series C Preferred Stock and any dividend parity stock (including the Series A Preferred Stock), all dividends declared upon the Series C Preferred Stock and dividend parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Series C Preferred Stock, and accrued dividends, including any accumulations, if any, on dividend parity stock bear to each other. Therefore if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Series C Preferred Stock.

         The Series C Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness and our ability to pay dividends on the Series C Preferred Stock may be limited by regulatory practices and requirements.

        The shares of the Series C Preferred Stock will be equity interests in First Midwest and will not constitute indebtedness. This means that the Series C Preferred Stock and the related depositary shares will rank junior to all existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of March 31, 2020, our total liabilities, including deposits, wholesale borrowings and debentures, were approximately $17.3 billion, and we may incur additional indebtedness in the future. Our future indebtedness may restrict payment of dividends on the Series C Preferred Stock.

        Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Series C Preferred Stock, (i) dividends will be payable only when, as and if declared by our Board of Directors (or a duly authorized committee thereof); (ii) dividends will not accumulate if they are not declared; and (iii) as a Delaware corporation, we may make dividend payments and redemption payments only out of funds legally available under Delaware law. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulations and policies. Further, the Series C Preferred Stock will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to certain restrictions on payments of dividends and redemption or repurchase of dividend parity stock and junior stock described under "Description of the Series C Preferred Stock—Dividends" and the limited voting rights referred to below under "Description of the Series C Preferred Stock—Voting Rights."

         We are a holding company and are dependent on dividends from our bank subsidiary to meet our obligations, including our obligations with respect to our securities, and to provide funds for payment of dividends to our stockholders.

        We are a holding company that conducts substantially all of our operations through the Bank. As a result, we rely primarily on dividends, distributions and other payments from the Bank to meet our obligations, including to provide funds for payment of any common and preferred dividends to our stockholders, to the extent declared by our Board of Directors.

        Like all state banks that are members of the Federal Reserve System, the Bank would be required to obtain the prior approval of the Federal Reserve to declare and pay a dividend to First Midwest, if the total of all dividends declared by it in any calendar year would exceed the sum of its net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Dividends from the Bank are also are subject to the Bank's maintenance of capital buffers similar to those applicable to the Company and to the Federal Reserve policy of paying dividends from current earnings. These restrictions can reduce the amount of funds available to meet our obligations, including to provide funds for payment of any common and preferred dividends to our stockholders and principal and interest payments on our outstanding debt. The Bank is also subject to restrictions on its ability to lend to or transact with affiliates, minimum regulatory capital and liquidity requirements, and restrictions on its ability to use funds deposited with it in bank or brokerage accounts to fund its businesses.

        In addition, the Bank is limited in the amount of dividends it can pay to First Midwest under the Illinois Banking Act (the "IBA"). Under the IBA, the Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of the Bank. While it continues its banking business, the Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts).

        Because we are a holding company, our rights and the rights of the holders of the Series C Preferred Stock to a share of the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary's creditors (including, in the case of the Bank, its depositors), in addition to our creditors. The rights of holders of the Series C Preferred Stock and of the depositary shares to benefit from those distributions will also be junior to those prior claims and the claims of our creditors. Consequently, the Series C Preferred Stock and the depositary shares will be effectively subordinated to all existing and future liabilities of our subsidiaries. At March 31, 2020, the Bank's total deposits and other liabilities were approximately $14.4 billion.

         The Series C Preferred Stock may be junior in rights and preferences to future preferred stock.

        The Series C Preferred Stock may be junior to preferred stock we issue in the future that by its terms is expressly senior to the Series C Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series C Preferred Stock is required to authorize or issue any shares of senior stock as described under "Description of the Series C Preferred Stock—Voting Rights." The terms of any future preferred stock expressly senior to the Series C Preferred Stock may restrict dividend payments on the Series C Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Series C Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Series C Preferred Stock, and no shares of the Series C Preferred Stock will be permitted to be repurchased, redeemed or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Series C Preferred Stock not being paid to you.

         Investors should not expect us to redeem the Series C Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

        Subject to the prior approval of the Federal Reserve, we may redeem the Series C Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. If we redeem the Series C Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See "Description of the Series C Preferred Stock—Redemption."

        The Series C Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders of the Series C Preferred Stock or the holders of the depositary shares offered hereby. The Series C Preferred Stock may be redeemed by us at our option with the prior approval of the Federal Reserve or any successor appropriate federal banking agency, (i) either in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined under "Description of the Series C Preferred Stock—Redemption"). Any decision we may make at any time to propose a redemption of the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders' equity and general market conditions at that time. In addition, we may be prohibited from redeeming the Series C Preferred Stock. See "—Our right to redeem the Series C Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve" below.

         We may be able to redeem the Series C Preferred Stock prior to August 20, 2025. On or after August 20, 2025, we may redeem the Series C Preferred Stock on any dividend payment date.

        By its terms, the Series C Preferred Stock may be redeemed by us prior to August 20, 2025 only upon the occurrence of certain events involving the capital treatment of the Series C Preferred Stock and prior Federal Reserve approval. In particular, upon our determination in good faith that an event has occurred that would constitute a regulatory capital treatment event (as defined under "Description of the Series C Preferred Stock—Redemption"), we may, at our option, redeem in whole, but not in part, the shares of Series C Preferred Stock, subject to the approval of the Federal Reserve or any successor appropriate federal banking agency. The terms of the Series C Preferred Stock have been established to satisfy the criteria for "Tier 1 Capital" instruments set forth in the capital adequacy rules of Federal Reserve Regulation Q (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency) applicable to bank holding companies (the "Capital Rules"). However, it is possible that the Series C Preferred Stock may not satisfy the criteria for Tier 1 Capital instruments set forth in the Capital Rules as a result of official administrative or judicial decisions, actions or pronouncements interpreting those rules and announced after the issuance of the Series C Preferred Stock, or as a result of future changes in law or regulation. A "regulatory capital treatment event," such as a change or proposed change in law or regulation after the original issue date with respect to whether the Series C Preferred Stock qualifies as a Tier 1 Capital instrument, could occur, which would give us the right, subject to prior approval of the appropriate federal banking agency, to redeem the Series C Preferred Stock in accordance with its terms prior to August 20, 2025 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date.

         Our right to redeem the Series C Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve.

        Our right to redeem the Series C Preferred Stock is subject to limitations. Any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve. In addition, under the Capital Rules, before we can redeem Series C Preferred Stock, or immediately thereafter, we must either replace the Series C Preferred Stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 Capital instruments, or demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk. We cannot assure you that the Federal Reserve will approve any redemption of the Series C Preferred Stock that we may propose.

         Holders of the Series C Preferred Stock and the depositary shares will have limited voting rights.

        Holders of the Series C Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Series C Preferred Stock will have voting rights only (i) with respect to authorizing, creating or increasing the authorized amount of stock ranking senior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, (ii) with respect to certain material adverse changes in the terms of the Series C Preferred Stock, (iii) in the case of certain share exchanges, reclassifications, mergers and consolidations and other transactions or (iv) as otherwise required by the Delaware General Corporation Law or NASDAQ. Additionally, if dividends on the Series C Preferred Stock have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series C Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series C Preferred Stock with similar voting rights will generally be entitled to vote for the election of two additional directors. See "Description of the Series C Preferred Stock—Voting Rights."

        Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series C Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Series C Preferred Stock. While the depositary will vote the maximum number of whole shares of Series C Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted.

         Additional offerings of debt, which would be senior to the Series C Preferred Stock upon liquidation, or equity securities may adversely affect the market price of the depositary shares.

        We may attempt to increase our capital resources in the future or, if regulatory capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock, securities convertible into preferred stock or common stock, and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of the Series C Preferred Stock.

         We cannot assure you that a liquid trading market for the depositary shares will develop or be maintained, and you may find it difficult to sell your depositary shares.

        The depositary shares are a new issue with no established trading market. Application will be made to list the depositary shares on NASDAQ under the symbol "FMBIO." However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on NASDAQ to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so, and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

         The amount of your liquidation preference is fixed and you have no right to receive any greater payment.

        The payment due upon liquidation is fixed at the liquidation preference of $25.00 per depositary share, plus an amount equal to all declared and unpaid dividends thereon to, but not including, the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you have no right to receive or to participate in these amounts. In addition, if the market price of your depositary shares is greater than the liquidation preference, you have no right to receive the market price from us upon our liquidation.

         General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

        There can be no assurance about the market prices for the depositary shares. Several factors, many of which are beyond our control, will influence the market prices of the depositary shares. Future trading prices of the depositary shares will depend on many factors, including:

  •
  whether we declare or fail to declare dividends on the Series C Preferred Stock from time to time;

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

  •
  our creditworthiness;

  •
  the ratings given to our securities by credit rating agencies, including the ratings given to the depositary shares and the Series C Preferred Stock;

  •
  prevailing interest rates;

  •
  developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

  •
  economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

  •
  the market for similar securities.

        Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares, whether in this offering or in the secondary market, if one develops.

         Credit ratings may not reflect all risks associated with an investment in the Series C Preferred Stock and the depositary shares.

        Credit rating agencies rate our Series C Preferred Stock and our depositary shares on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing First Midwest on a watch list for possible future downgrading. Downgrading the credit rating of our depositary shares or placing First Midwest on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the depositary shares.

        Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the depositary shares and the Series C Preferred Stock, based on their overall view of our industry. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares or the Series C Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the depositary shares.

         Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of our depositary shares.

        We may in the future determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Our Board of Directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our Series C Preferred Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Although the approval of holders of depositary shares representing interests in the Series C Preferred Stock will be needed to issue any equity security ranking above the Series C Preferred Stock, if we issue preferred stock in the future that has preference over our Series C Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series C Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of our depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of this offering or other offerings, as well as other sales of a large block of depositary shares, Series C Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Series C Preferred Stock are not entitled to preemptive rights or other protections against dilution.

         Holders of the depositary shares representing interests in the Series C Preferred Stock may be unable to use the dividends received deduction.

        Distributions on the Series C Preferred Stock paid to corporate U.S. holders of the depositary shares may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for United States federal income tax purposes. Although we presently have current or accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series C Preferred Stock to qualify as dividends for federal income tax purposes. See "Material United States Federal Income Tax Consequences." If any distributions on the Series C Preferred Stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares and the Series C Preferred Stock may decline.

USE OF PROCEEDS

        We expect net proceeds of this offering, after deducting the underwriting discount and commissions and the estimated offering expenses payable by us, will be approximately $        . We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series C Preferred Stock for general corporate purposes.

 CAPITALIZATION

        The following table sets forth our liabilities and equity and capital ratios as of March 31, 2020 on an actual basis, as adjusted to reflect (i) the issuance on May 20, 2020 (the "May 20 issuance") of 4,000,000 depositary shares (the "Series A depositary shares"), each representing a 1/40th interest in a share of our Series A Preferred Stock and (ii) the issuance on May 28, 2020 (the "May 28 issuance") of 320,000 Series A depositary shares pursuant to an option granted to the underwriters in connection with the May 20 issuance to purchase additional Series A depositary shares, and as further adjusted to give effect to (i) the May 20 issuance, (ii) the May 28 issuance and (iii) this offering. You should read this table in conjunction with our consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement.

	As of March 31, 2020
	Actual	As Adjusted	As Further Adjusted(1)
	(In thousands)
	(unaudited)
Liabilities
Deposits	$14,098,950	$14,098,950		$14,098,950
Borrowed funds	2,648,210	2,648,210		2,648,210
Senior and subordinated debt	234,153	234,153		234,153
Accrued interest payable and other liabilities	336,280	336,280		336,280

Total Liabilities	$17,317,593	$17,317,593		$17,317,593

Equity
Common stock at par $0.01 (250,000,000 shares authorized; 125,348,586 shares issued; and 114,212,985 shares outstanding)	$1,253	$1,253		$1,253
Series A Preferred Stock, $1,000 liquidation preference per share (no shares outstanding (actual), 108,000 outstanding (as adjusted) and 108,000 outstanding (as further adjusted))	—	108,000		108,000
Series C Preferred Stock, $1,000 liquidation preference per share (no shares outstanding (actual), no shares outstanding (as adjusted) and outstanding (as further adjusted))	—	—
Additional paid-in capital	1,274,935	1,270,410
Retained earnings	1,357,395	1,357,395		1,357,395
Accumulated other comprehensive income, net of tax	35,323	35,323		35,323
Treasury stock, at cost	(233,199)	(233,199)		(233,199)

Total Equity	$2,435,707	$2,539,182	$

Risk-based capital ratios:
Common equity Tier 1 to risk-weighted assets	9.64%	9.61%
Tier 1 Capital to risk-weighted assets	9.64%	10.30%
Total capital to risk-weighted assets	12.00%	12.67%

(1)
Assumes no exercise of the underwriters' option to purchase additional depositary shares in this offering.

 DESCRIPTION OF THE SERIES C PREFERRED STOCK

        The following is a brief description of the material terms of the Series C Preferred Stock. The following description does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), including the Certificate of Designations relating to the Series C Preferred Stock (the "Certificate of Designations"), copies of which are available upon request from us, and the applicable provisions of the Delaware General Corporation Law.

General

        The Series C Preferred Stock is a single series of our authorized preferred stock. We are offering            depositary shares (or             depositary shares, if the underwriters exercise their option to purchase additional depositary shares in full), representing fractional interests in            shares of the Series C Preferred Stock (or            shares of the Series C Preferred Stock if the underwriters exercise their option in full) by this prospectus supplement and the accompanying prospectus. Shares of the Series C Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Series C Preferred Stock, and all references in this prospectus supplement to the holders of the Series C Preferred Stock shall mean the depositary. The holders of depositary shares will be entitled through the depositary to exercise their proportional rights and preferences of the Series C Preferred Stock, as described in the section entitled "Description of the Depositary Shares" in this prospectus supplement.

        The Series C Preferred Stock will not be convertible into, or exchangeable for, shares of our common stock or any other class or series of other securities of the Company. The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of the Company to redeem, retire or repurchase the Series C Preferred Stock. The Series C Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

        The number of designated shares of the Series C Preferred Stock initially is            and the "stated amount" per share is $1,000. The number of designated shares may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by resolution of our Board of Directors (or a duly authorized committee thereof), without the vote or consent of the holders of the Series C Preferred Stock. Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by us will be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series. We have the authority to issue fractional shares of Series C Preferred Stock.

        We reserve the right to re-open this series and issue additional shares of the Series C Preferred Stock and the related depositary shares either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series C Preferred Stock, provided that such additional shares of Series C Preferred Stock will only be issued if they are fungible with the original shares for tax purposes and, except for shares of Series C Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares, such additional shares may only be issued on a dividend payment date and shall only be entitled to dividends declared on or after the date that they are issued. The additional shares of Series C Preferred Stock and the related depositary shares will form a single series with the Series C Preferred Stock and the related depositary shares, respectively, offered by this prospectus supplement. Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock, except that shares of Series C Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares may be issued within 30 days of the date of this prospectus supplement, and those shares will be entitled to dividends, if any, from the date of original issuance of the Series C Preferred Stock.

Ranking

        With respect to the payment of dividends by, and distributions of assets upon any liquidation, dissolution or winding up of, the Company, the Series C Preferred Stock will rank:

  •
  senior to our common stock and any class or series of our stock that ranks junior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets upon our liquidation, dissolution or winding up ("junior stock");

  •
  on a parity with the Series A Preferred Stock and senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock at the time outstanding and entitled to vote, voting together as a single class with any other series of preferred stock entitled to vote thereon (to the exclusion of all other series of preferred stock)), as provided in the certificate of designations relating to such preferred stock or otherwise; and

  •
  junior to all existing and future indebtedness and other non-equity claims on us.

Dividends

General

        Dividends on the Series C Preferred Stock will not be cumulative or mandatory. If our Board of Directors, or a duly authorized committee thereof, does not declare a dividend on the Series C Preferred Stock in respect of a dividend period, then no dividend shall be deemed to be payable for such dividend period, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors, or a duly authorized committee thereof, declares a dividend on the Series C Preferred Stock or any other class or series of our capital stock for any future dividend period. A "dividend period" is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series C Preferred Stock.

        Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, or a duly authorized committee thereof, only out of funds legally available for the payment of dividends, non-cumulative cash dividends payable on the stated amount of $1,000 per share at a rate of        % per annum, and no more, payable quarterly in arrears on February 20, May 20, August 20 and November 20 of each year (each such date, a "dividend payment date"), with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. In the event that we issue additional shares of Series C Preferred Stock after the original issue date, those shares will be entitled to dividends that are declared on or after the date they are issued, provided that any shares of Series C Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares may be issued within 30 days of the date of this prospectus supplement, and those shares will be entitled to dividends, if any, from the date of original issuance of the Series C Preferred Stock.

        If any dividend payment date is not a business day, then the applicable dividend will be paid on the next business day without any adjustment to, or interest on, the amount of dividends paid. We will not pay interest or any sum of money instead of interest on any dividend, or in lieu of dividends not declared. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York or Chicago, Illinois, are closed.

        Dividends will be payable to holders of record of Series C Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days nor less than 10 days before the applicable dividend payment date, as shall be fixed by our Board of Directors, or a duly authorized committee thereof, in advance of payment of each particular dividend. The corresponding record dates for the depositary shares will be the same as the record dates for the Series C Preferred Stock.

        Dividends payable on the Series C Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, as described below under "—Redemption," unless we default in the payment of the redemption price of the shares of the Series C Preferred Stock called for redemption.

Restrictions on Dividends, Redemptions and Repurchases

        The Company's ability to pay dividends on the Series C Preferred Stock depends on the ability of the Bank to pay dividends to the Company. The ability of the Company and the Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve.

        So long as any share of Series C Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment:

  •
  no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any rights under any such plan);

  •
  no monies may be paid or made available for a sinking fund for the redemption or retirement of any junior stock nor shall any shares of junior stock be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to or during the most recently completed preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary or (viii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

  •
  no monies may be paid or made available for a sinking fund for the redemption or retirement of any parity stock nor shall any shares of parity stock, including the Series A Preferred Stock, be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) any purchase or other acquisition of shares of Series C Preferred Stock and parity stock in accordance with a purchase offer made in writing or by publication (as determined by our Board of Directors, or a duly authorized committee thereof), to all holders of such shares on such terms as our Board of Directors (or a duly authorized committee thereof), after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to or during the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary or (viii) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians).

        If our Board of Directors (or a duly authorized committee thereof) elects to declare only partial instead of full dividends for a dividend payment date and the related dividend period on the shares of Series C Preferred Stock or any class or series of our stock that ranks on a parity with the Series C Preferred Stock in the payment of current dividends, including the Series A Preferred Stock, then, to the extent permitted by the terms of the Series C Preferred Stock and each outstanding series of dividend parity stock, such partial dividends shall be declared on shares of Series C Preferred Stock and dividend parity stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, "full dividends" means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series C Preferred Stock or any series of dividend parity stock (in either case, the "first series") coincides with more than one dividend period with respect to another series as applicable (in either case, a "second series"), then, for purposes of this paragraph, our Board of Directors (or a duly authorized committee thereof) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series C Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series C Preferred Stock.

        As used in this prospectus supplement, "parity stock" means any other class or series of stock of the Company that ranks on a parity with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company. As used in this prospectus supplement, "dividend parity stock" means any class or series of our stock that ranks on a parity with the Series C Preferred Stock in the payment of current dividends. As of the date of this prospectus supplement, we have issued 108,000 shares of Series A Preferred Stock, which is parity stock as defined in this prospectus supplement. See "—Other Preferred Stock" below.

        As used in this prospectus supplement, "senior stock" means any other class or series of stock of the Company ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company. As of the date of this prospectus supplement, there are no series of senior stock outstanding. See "—Other Preferred Stock" below.

        Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors, or a duly authorized committee thereof, may be declared and paid on our common stock and any other junior stock from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend.

        Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules.

Redemption

Optional Redemption

        The Series C Preferred Stock is perpetual and has no maturity date. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem the Series C Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025, at a redemption price equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Neither the holders of Series C Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series C Preferred Stock, and should not expect such redemption or repurchase. Notwithstanding the foregoing, we may not redeem shares of the Series C Preferred Stock without having received the prior approval of the "appropriate federal banking agency" with respect to us, as defined in Section 3(q) of the Federal Deposit Insurance Act, or any successor provision (the "appropriate federal banking agency"), if then required under capital rules applicable to us. Our appropriate federal banking agency is the Federal Reserve.

Redemption Following a Regulatory Capital Treatment Event

        We may redeem shares of the Series C Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), together (except as otherwise provided herein) with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date. Such redemption shall be subject to prior approval of the Federal Reserve, if the Series C Preferred Stock is capital for bank regulatory purposes or such approval is otherwise required.

        A "regulatory capital treatment event" means the good faith determination by the Company that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series C Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full stated amount of $1,000 per share of Series C Preferred Stock then outstanding as Tier 1 Capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Notwithstanding the foregoing, we may not redeem shares of the Series C Preferred Stock without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to us.

Redemption Procedures

        If shares of the Series C Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on our books, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are held in book-entry form through DTC or any other similar facility, we may give such notice at such time and in any manner permitted by such facility). Any notice mailed as provided in this paragraph shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice of redemption will include a statement setting forth:

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  the redemption date;

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  the number of shares of the Series C Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series C Preferred Stock to be redeemed from the holder;

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  the redemption price;

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  the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price; and

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  that dividends on such shares will cease to accrue on the redemption date.

        If notice of redemption of any shares of Series C Preferred Stock has been duly given and if on or before the redemption date specified in the notice all funds necessary for such redemption have been irrevocably set aside by us separate and apart from our other assets, in trust for the pro rata benefit of the holders of any shares of Series C Preferred Stock so called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series C Preferred Stock are issued in certificated form, on and after the redemption date, unless we default in the payment of the redemption price of the shares of the Series C Preferred Stock called for redemption, dividends will cease to accrue on all shares of Series C Preferred Stock so called for redemption, and all such shares of Series C Preferred Stock so called for redemption shall no longer be deemed outstanding and all rights of the holders of such shares with respect to such shares will terminate, including rights described under "—Voting Rights" below, except the right to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with our other funds, and after that time the holders of the shares so called for redemption shall look only to us for payment of the redemption price of such shares. See "Description of Depositary Shares" in this prospectus supplement for information about redemption of the depositary shares relating to the Series C Preferred Stock.

        The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to us or our agent, if the shares of Series C Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

        In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions hereof, our Board of Directors, or a duly authorized committee thereof, shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time. If we shall have issued certificates for the Series C Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

        Under the Federal Reserve's current capital regulations applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval by the Federal Reserve and the Company must either replace the shares to be redeemed with an equal amount of Tier 1 Capital or additional Tier 1 Capital or demonstrate to the Federal Reserve that the Company will continue to hold capital commensurate with its risk. See "Risk Factors—We may be able to redeem the Series C Preferred Stock prior to August 20, 2025. On or after August 20, 2025, we may redeem the Series C Preferred Stock on any dividend payment date." Any redemption of the Series C Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth by the Federal Reserve applicable to redemption of the Series C Preferred Stock.

        The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of the Series C Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series C Preferred Stock.

Liquidation Rights

        In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of the Series C Preferred Stock are entitled to receive out of our assets legally available for distribution to our stockholders (i.e., after satisfaction of all our liabilities to creditors, if any) an amount equal to the stated amount of $1,000 per share (equivalent to $25 per depositary share), together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the date of such payment (the "liquidation preference"). Holders of the Series C Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

        In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preference in full to all holders of the Series C Preferred Stock and all holders of any class or series of our stock that ranks on parity with the Series C Preferred Stock in the distribution of assets on liquidation ("liquidation preference parity stock"), including the Series A Preferred Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all liquidation preference parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Series C Preferred Stock and all such liquidation preference parity stock. In any such distribution, the "liquidation preference" of any holder of our stock other than the Series C Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of Series C Preferred Stock and all holders of any liquidation preference parity stock, the holders of our junior stock will be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

        For purposes of this section, the merger, consolidation or other business combination of the Company with any other entity, including a transaction in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease, conveyance, transfer or exchange of all or substantially all of the assets of the Company for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Company.

        Because we are a holding company, our rights and the rights of our creditors and our stockholder, including the holders of the Series C Preferred Stock, to participate in the distribution of assets of any of our subsidiaries upon that subsidiary's liquidation or recapitalization may be subject to the prior claims of that subsidiary's creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

        Except as provided below or otherwise required by law, the holders of the Series C Preferred Stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment of Dividends

        If and whenever dividends payable on Series C Preferred Stock or any class or series of parity stock having voting rights equivalent to those described in this paragraph ("voting parity stock"), including the Series A Preferred Stock, have not been declared and paid (or, in the case of voting parity stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent, whether or not consecutive (a "nonpayment event"), the number of directors on the Board of Directors shall automatically be increased by two and the holders of Series C Preferred Stock, together with the holders of any outstanding voting parity stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, shall be entitled to elect the two additional directors (the "preferred stock directors"); provided that the election of any such directors shall not cause us to violate the corporate governance requirement of NASDAQ (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our Board of Directors shall at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).

        In the event that the holders of Series C Preferred Stock and such other holders of voting parity stock shall be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors shall be initially elected following such nonpayment event only at a special meeting called at the request of the holders of record of at least 20% of the stated amount of the Series C Preferred Stock and each other series of voting parity stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of our stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event shall be made by written notice, signed by the requisite holders of Series C Preferred Stock or voting parity stock, and delivered to our Corporate Secretary in such manner as provided for in the Certificate of Designations, or as may otherwise be required or permitted by applicable law. If our Corporate Secretary fails to call a special meeting for the election of the preferred stock directors within 20 days of receiving proper notice, any holder of Series C Preferred Stock or voting parity stock may call such a meeting at our expense solely for the election of the preferred stock directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series C Preferred Stock holder shall have access to our stock ledger.

        Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series C Preferred Stock and voting parity stock, voting together as a single class in proportion to their respective stated amounts. The preferred stock directors elected at a special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as described below. In case any vacancy shall occur among the preferred stock directors, a successor shall be elected by our Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and such voting parity stock for which dividends have not been paid, voting as a single class in proportion to their respective stated amounts, provided that the election of any such directors shall not cause us to violate the corporate governance requirement of NASDAQ (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. The preferred stock directors shall each be entitled to one vote per director on any matter that shall come before our Board of Directors for a vote.

        When (i) dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series C Preferred Stock on four consecutive dividend payment dates following a nonpayment event and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors shall have ceased, the right of holders of the Series C Preferred Stock to participate in the election of preferred stock directors shall cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors shall immediately terminate, and the number of directors constituting our Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for at least four consecutive quarterly dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for any dividend period after the regular dividend payment date for that period has passed.

        In addition, if and when the rights of holders of Series C Preferred Stock terminate for any reason, including under circumstances described above under "—Redemption," such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price, together with any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date) and the terms of any additional directors elected by the holders of Series C Preferred Stock and any voting parity stock shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of voting parity stock have similarly terminated.

        Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock (including the Series C Preferred Stock) are or become entitled to vote for the election of directors, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a "controlling influence" over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company)

will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.

Other Voting Rights

        So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series C Preferred Stock, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to:

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  amend or alter our Certificate of Incorporation to authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking prior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

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  amend, alter or repeal the provisions of our Certificate of Incorporation so as to materially and adversely affect the powers, preferences, privileges or rights of the Series C Preferred Stock, taken as a whole; provided, however, that any amendment to authorize or create, or increase the authorized amount of, any class or series of stock that does not rank senior to the Series C Preferred Stock in either payment of dividends (whether such dividends are cumulative or non-cumulative) or in the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to affect adversely the powers, preferences, privileges or rights of the Series C Preferred Stock; or

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  consummate (i) a binding share-exchange or reclassification involving the Series C Preferred Stock or (ii) a merger or consolidation of the Company with or into another entity (whether or not a corporation), unless in each case (A) the shares of the Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the Series C Preferred Stock is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole.

        If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock (including the Series C Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote to the exclusion of all other series of preferred stock. If all series of preferred stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

        Without the consent of the holders of the Series C Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series C Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

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  to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series C Preferred Stock that may be defective or inconsistent; or

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  to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series C Preferred Stock to effect the redemption.

Voting Rights under Delaware Law

        Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Certificate of Incorporation.

Other Preferred Stock

        Our Certificate of Incorporation authorizes our Board of Directors to create and provide for the issuance of one or more series of preferred stock, without par value, without the approval of our stockholders. Our Board of Directors or a duly authorized committee thereof can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Our Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, without par value, which may be designated and issued in one or more series.

        Fixed Rate Cumulative Perpetual Preferred Stock, Series B.    In 2008, the Company designated 193,000 shares of preferred stock as "Fixed Rate Cumulative Perpetual Preferred Stock, Series B" (the "Cumulative Series B"), which were issued to the U.S. Department of Treasury (the "U.S. Treasury"). The Cumulative Series B was redeemed in full in 2011 and no shares are issued or outstanding.

        Series A Preferred Stock.    We have issued 108,000 shares of Series A Preferred Stock, with a liquidation preference of $1,000 per share. The Series A Preferred Stock is not convertible into our common stock or any other class or series of our securities and is not subject to any sinking fund or other similar obligation for repurchase or retirement. Dividends on the Series A Preferred Stock, if declared, are payable quarterly on February 20, May 20, August 20 and November 20 of each year, beginning on August 20, 2020, at a fixed rate per annum equal to 7.000%. Dividends on the shares of Series A Preferred Stock are non-cumulative. Shares of the Series A Preferred Stock have priority over our common stock with regard to the payment of dividends. The Series A Preferred Stock is redeemable at our option (i) in whole or in part, from time to time, on any dividend payment date on or after August 20, 2025 or (ii) in whole, but not in part, at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date. The Series A Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay for the equivalent of six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Series A Preferred Stock and on certain other matters to the extent required by law. The Series A Preferred Stock is parity stock, dividend parity stock, liquidation preference parity stock and voting parity stock, in each case as defined in this prospectus supplement.

Depositary Agent, Transfer Agent and Registrar

        Computershare Trust Company, N.A. and Computershare Inc. will be the joint depositary and transfer agent and registrar for the Series C Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will use our best efforts to ensure that there is, at all relevant times when the Series C Preferred Stock is outstanding, a person or entity appointed and serving as transfer agent and/or registrar. The transfer agent and/or registrar may be a person or entity affiliated with us.

Preemptive and Conversion Rights

        The holders of the Series C Preferred Stock do not have any preemptive rights. The Series C Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

DESCRIPTION OF THE DEPOSITARY SHARES

        The following description summarizes specific terms and provisions of the depositary shares relating to the Series C Preferred Stock.

General

        This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series C Preferred Stock. As described above under "Description of the Series C Preferred Stock", we are issuing depositary shares representing proportional fractional interests in shares of the Series C Preferred Stock. Each depositary share represents a 1/40th ownership interest in a share of Series C Preferred Stock and will be evidenced by depositary receipts. We will deposit the underlying shares of the Series C Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company, N.A. and Computershare Inc., acting as joint depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the "Deposit Agreement"). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series C Preferred Stock represented by such depositary share, to all the rights and preferences of the Series C Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

        In this prospectus supplement, references to "holders" of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled "Book-Entry Procedures and Settlement" in this prospectus supplement.

        Immediately following the issuance of the Series C Preferred Stock, we will deposit the Series C Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled "Where You Can Find More Information" in this prospectus supplement.

Amendment and Termination of the Deposit Agreement

        We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary without the consent of the holders of depositary receipts. However, any amendment that will materially and adversely alter the rights of the holders of depositary receipts will not be effective unless the holders of at least two-thirds of the affected depositary shares then outstanding approve the amendment. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipts, to consent and agree to such amendment and to be bound by the depositary agreement as amended thereby.

        We will make no amendment that impairs the right of any holder of depositary shares to receive shares of the Series C Preferred Stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency, or commission, or applicable securities exchange.

        The Deposit Agreement may be terminated:

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  if all outstanding depositary shares have been redeemed pursuant to the Deposit Agreement;

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  if there shall have been a final distribution made in respect of the Series C Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts representing depositary shares pursuant to the terms of the Deposit Agreement; or

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  upon the consent of holders of depositary receipts representing in the aggregate not less than two-thirds of the depositary shares outstanding.

        We may terminate the Deposit Agreement at any time, and the depositary will give notice of that termination to the holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the Series C Preferred Stock as are represented by those depositary shares.

Dividends and Other Distributions

        Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series C Preferred Stock.

        The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series C Preferred Stock to the record holders of depositary shares relating to the underlying Series C Preferred Stock in proportion to the number of depositary shares held by the holders. If the Company makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

        Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series C Preferred Stock.

        The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the shares of the Series C Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

        If we redeem the Series C Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series C Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series C Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date, on the shares of the Series C Preferred Stock.

        Whenever we redeem shares of Series C Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series C Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series C Preferred Stock and the related depositary shares.

Voting of the Series C Preferred Stock

        Because each depositary share represents a 1/40th interest in a share of the Series C Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series C Preferred Stock are entitled to a vote, as described above in "Description of the Series C Preferred Stock—Voting Rights."

        When the depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series C Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the depositary to vote the amount of the Series C Preferred Stock represented by the holder's depositary shares. To the extent possible, the depositary will vote the amount of the Series C Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series C Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Depositary Agent, Transfer Agent and Registrar

        Computershare Trust Company, N.A. and Computershare Inc. will be the joint depositary and transfer agent and registrar for the depositary shares. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of the prior depositary's removal.

Form and Notices

        The Series C Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry form through DTC, as described in "Book-Entry Procedures and Settlement" in this prospectus supplement. The depositary will forward to the holders of the depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series C Preferred Stock.

Listing of Depositary Shares

        Application will be made to list the depositary shares on NASDAQ under the symbol "FMBIO." However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on NASDAQ to begin within the 30-day period following the original issue date. Listing of the depositary shares on NASDAQ does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect that there will be any separate public trading market for the Series C Preferred Stock except as represented by the depositary shares.

 BOOK-ENTRY PROCEDURES AND SETTLEMENT

        We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of CEDE & Co., as a nominee for The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC. The global depositary receipts will be deposited with the depositary.

        Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the Deposit Agreement.

        Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants in DTC's system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system also is available to others such as both U.S. and non- U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

        DTC has also advised us that, upon the issuance of the depositary receipts evidencing the depositary shares, it will credit, on its book-entry registration and transfer system, the depositary shares evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global depositary receipts will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).

        Investors in the global depositary receipts that are participants may hold their interests therein directly through DTC. Investors in the global depositary receipts that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global depositary receipts on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        So long as DTC, or any successor or nominee, is the registered owner of the global depositary receipts representing the depositary shares, DTC or its successor or nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all depositary shares represented by those receipts for all purposes under the Deposit Agreement. Except as set forth below, owners of beneficial interests in the depositary shares will not be entitled to have depositary shares represented by such depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders of the global depositary receipts or the depositary shares represented by those receipts for any purpose under the Deposit Agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Deposit Agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the Deposit Agreement, DTC or its successor or nominee would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

        Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the depositary shares that are registered in the name of or held by DTC or its successor or nominee, will be payable to DTC or such successor or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the depositary shares. Under the terms of the Deposit Agreement, the depositary will treat the persons in whose names the depositary shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

        We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the depositary receipts, is to credit participants' accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the depositary shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global depositary receipts in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant or participants has or have given such direction.

        Owners of beneficial interests in a global depositary receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purpose under the Deposit Agreement, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or its successor or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under the Deposit Agreement.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Series C Preferred Stock and the depositary shares representing interests in such Series C Preferred Stock. When we refer to the Series C Preferred Stock in this section, we mean both the Series C Preferred Stock and the depositary shares representing interests in such Series C Preferred Stock.

        The summary is limited to taxpayers who will hold the Series C Preferred Stock as capital assets for tax purposes and who purchase the Series C Preferred Stock in the initial offering at the initial offering price. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences and tax consequences arising under the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  an insurance company,

  •
  a thrift institution,

  •
  a regulated investment company,

  •
  a tax-exempt organization,

  •
  a person that purchases or sells the Series C Preferred Stock as part of a wash sale for tax purposes,

  •
  a person that owns the Series C Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes,

  •
  a controlled foreign corporation or passive foreign investment company,

  •
  a partnership or other entity treated as a partnership for United States federal income tax purposes, or investors therein,

  •
  a real estate investment trust,

  •
  a person that will hold the Series C Preferred Stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction,

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

  •
  a United States expatriate.

        This section is based on the United States Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If an entity treated as a partnership for United States federal income tax purposes holds the Series C Preferred Stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership.

A partner in a partnership holding the Series C Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Series C Preferred Stock.

        Beneficial owners of depositary shares representing shares of the Series C Preferred Stock will be treated as owners of the underlying Series C Preferred Stock for United States federal income tax purposes. Exchanges of Series C Preferred Stock for depositary shares, and depositary shares for Series C Preferred Stock, generally will not be subject to United States federal income tax.

        Please consult your own tax advisor concerning the consequences of owning the Series C Preferred Stock in your particular circumstances.

United States Holders

        This subsection describes the tax consequences of an investment in the Series C Preferred Stock to a United States holder. You are a United States holder if you are a beneficial owner of a share of the Series C Preferred Stock and you are for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if (i) a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

        If you are not a United States holder, this subsection does not apply to you and you should refer to "—Non-United States Holders" below.

Distributions on the Series C Preferred Stock

        Distributions with respect to our Series C Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Series C Preferred Stock (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Series C Preferred Stock. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate United States holder, dividends paid to you will qualify for taxation at preferential rates applicable to "qualified dividends" if you meet certain holding period and other applicable requirements. United States holders should consult their own tax advisers regarding the availability of the preferential qualified dividend tax rate in light of their particular circumstances.

Sale or Exchange of the Series C Preferred Stock Other than by Redemption

        If you sell or otherwise dispose of your Series C Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Series C Preferred Stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Series C Preferred Stock

        The tax treatment of a redemption of Series C Preferred Stock depends upon whether the redemption is treated for United States federal income tax purposes as a disposition of the Series C Preferred Stock or as a distribution on the Series C Preferred Stock. A redemption of Series C Preferred Stock will be treated as a disposition of the Series C Preferred Stock if the redemption:

  •
  results in a complete termination of your stock interest in us; or

  •
  is not essentially equivalent to a dividend with respect to you.

        In determining whether any of these tests has been met, shares of Series C Preferred Stock or other classes of our stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as any such shares actually owned, must be taken into account under certain circumstances.

        If we redeem your Series C Preferred Stock in a redemption that meets one of the tests listed above, you generally would recognize taxable gain or loss equal to the amount of cash received by you less your tax basis in the Series C Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Series C Preferred Stock for more than one year. Because the determination as to whether any of the alternative tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax advisor regarding the treatment of a redemption.

        If a redemption does not meet any of the tests described above, you generally would be taxed on the cash you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. If you are a corporate holder of Series C Preferred Stock, the dividend may be treated as an "extraordinary dividend" that is subject to the special rules under Section 1059 of the Internal Revenue Code. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Series C Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Series C Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the application of the extraordinary dividend rules (if you are a corporation) and the allocation of your basis between the redeemed shares and any shares of Series C Preferred Stock that you still hold (or are held by a person related to you).

Medicare Tax

        A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. holder's "net investment income" (or undistributed "net investment income" in the case of an estate or trust) for the taxable year and (ii) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold amount (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A United States holder's net investment income will generally include the holder's dividend income and net gains from the disposition of Series C Preferred Stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that is a passive activity with respect to the holder or consists of certain trading activities). If you are a United States holder who is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Series C Preferred Stock.

Non-United States Holders

        This subsection summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Series C Preferred Stock by a Non-United States holder.

You are a Non-United States holder if you are a beneficial owner of a share of the Series C Preferred Stock and you are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Series C Preferred Stock.

        If you are a United States holder, this subsection does not apply to you.

Distributions on the Series C Preferred Stock

        Except as described below, if you are a Non-United States holder of the Series C Preferred Stock, dividends (including any redemption treated as a dividend for United States federal income tax purposes as discussed above under "United States Holders—Redemption of the Series C Preferred Stock") paid to you are subject to United States federal withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, certain payors will generally be required to withhold at a 30% rate (rather than at the lower treaty rate) on dividend payments to you, unless you have furnished to such payor:

  •
  a valid United States Internal Revenue Service ("IRS") Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

  •
  in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

        If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

        If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment or fixed base that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to the relevant payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

  •
  you are not a United States person; and

  •
  the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

        "Effectively connected" dividends are taxed to Non-United States holders on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

        If you are a corporate Non-United States holder, "effectively connected" dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of the Series C Preferred Stock

        If you are a Non-United States holder, you generally will not be subject to United States federal income tax on gain that you realize on a disposition (including a redemption that is treated as a disposition as discussed above under "United States Holders—Redemption of the Series C Preferred Stock") of the Series C Preferred Stock unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States (and the gain is attributable to a permanent establishment or fixed base that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis);

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

  •
  we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met. We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

        If you are a Non-United States holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates. If you are a corporate Non-United States holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual Non-United States holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

        As discussed above in "United States Holders—Redemption of the Series C Preferred Stock," certain redemptions may be treated as dividends for United States federal income tax purposes. See "—Distributions on the Series C Preferred Stock," above, for a discussion of the tax treatment of such redemptions. Furthermore, if a broker or other paying agent is unable to determine whether the redemption should be treated as a distribution, such paying agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax).

FATCA Withholding

        A 30% withholding tax may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons if you or any such institution receiving payments on your behalf fails to comply with information reporting requirements ("FATCA withholding"). You could be affected by this withholding with respect to dividends you receive on your Series C Preferred Stock and gross proceeds from the sale or other disposition of the Series C Preferred Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold Series C Preferred Stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). However, in December 2018 the U.S. Treasury issued proposed regulations that would eliminate withholding on payments of such gross proceeds. Pursuant to those proposed regulations, the issuer and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

        If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale (including by redemption) of Series C Preferred Stock effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns. United States holders should provide the payor with their correct TIN on a properly completed IRS Form W-9.

        If you are a Non-United States holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable tax treaty or agreement to the taxing authorities in the country in which the Non-United States holder resides. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

        Payment of the proceeds from the sale of Series C Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

        THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE SERIES C PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

 CERTAIN ERISA CONSIDERATIONS

        The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code is based on ERISA, the Internal Revenue Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA and the Internal Revenue Code that may be applicable to us, the depositary shares or a particular investor.

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (each, an "ERISA Plan"), should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, "Plans"), from engaging in certain transactions involving "plan assets" (as defined under ERISA) with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the Plan. A violation of these prohibited transaction rules may result in an excise tax or other liabilities being imposed under ERISA or the Internal Revenue Code on those persons and/or penalties and liabilities being assessed under ERISA and the Internal Revenue Code on the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, "Non- ERISA Arrangements") are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws ("Similar Laws").

        The acquisition, holding or disposition of the depositary shares by a Plan or any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or disposition of depositary shares. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of the Series C Preferred Stock nor the underwriters, nor any of their respective affiliates (directly or indirectly), have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than "adequate consideration" (as defined under ERISA) in connection with the transaction (the "service provider exemption"). There can be no assurance that all of the conditions of any such exemption will be satisfied with respect to the depositary shares.

        Because of the foregoing, depositary shares should not be acquired by any person investing assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

        Any purchaser of depositary shares or any interest therein will be deemed to have represented by its acquisition of the depositary shares that it either (i) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (ii) the acquisition, holding and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares or any interest therein on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares or any interest therein have exclusive responsibility for ensuring that their purchase and holding of the depositary shares or any interest therein do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any similar provisions of Similar Laws. The sale of depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

        ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE DEPOSITARY SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE INTERNAL REVENUE CODE AND ANY OTHER PLAN LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement, dated                        , 2020, we have agreed to sell to the underwriters named below and the underwriters have severally agreed to purchase the respective number of depositary shares set forth opposite their names below:

Underwriters	Number of Depositary Shares
BofA Securities, Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.
Total

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters initially propose to offer the depositary shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of $            per depositary share sold to institutional investors and $            per depositary share sold to retail investors. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of $            per depositary share sold to institutional investors and $            per depositary share sold to retail investors, to certain other brokers or dealers. After the initial offering of the depositary shares to the public, the underwriters may vary the offering price and other selling terms of the depositary shares from time to time. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. Sales of depositary shares made outside of the United States may be made by affiliates of the underwriters.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of            additional depositary shares at the public offering price that appears on the cover page of this prospectus supplement, less underwriting discount and commission. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter's name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table, and will sell such depositary shares at the same price (after taking into account any accrued and unpaid dividends) as the initially purchased depositary shares.

        The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discount and commission to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional depositary shares.

	No Exercise(1)	Full Exercise(2)
Per depositary share	$	$
Total	$	$

(1)
Reflects            depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $            per depositary share, and            depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $            per depositary share.

(2)
Reflects full exercise of the underwriters' option to purchase additional depositary shares and sale of such depositary shares to retail investors for which the underwriters would receive an underwriting discount of $            per depositary share. To the extent such depositary shares are sold to institutional investors, for which the underwriters would receive an underwriting discount of $            per depositary share, the total underwriting discount will be less than the total shown above.

        We estimate that our total expenses for this offering, excluding underwriting discount and commission, will be approximately $            . The underwriters have agreed to reimburse us for certain out-of-pocket expenses incurred in connection with the offering.

        We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        At our request, an affiliate of BofA Securities, Inc., a participating underwriter, has reserved, at the public offering price, approximately 2.0% of the depositary shares offered by this prospectus supplement for sale to certain of our directors and officers. If these persons purchase reserved depositary shares it will reduce the number of depositary shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other depositary shares offered by this prospectus supplement.

New Issue of Securities

        The Series C Preferred Stock and the depositary shares are new issues of securities with no established trading market. Application will be made to list the depositary shares on NASDAQ under the symbol "FMBIO." However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on NASDAQ to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion and without notice. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

No Sales of Similar Securities

        We have agreed that, for the period ending 30 days after the date of this prospectus supplement, and subject to certain exceptions, we will not, without the prior written consent of the underwriters,

(i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, any Series C Preferred Stock or depositary shares, any other of our preferred stock (or depositary shares in respect thereof), or any securities convertible into or exercisable or exchangeable for Series C Preferred Stock, depositary shares, or any other of our preferred stock (or depositary shares in respect thereof), or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Series C Preferred Stock or depositary shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Series C Preferred Stock or depositary shares or such other securities, in cash or otherwise.

Short Positions

        In connection with this offering, the underwriters may purchase and sell the depositary shares in the open market. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise. These transactions may include short sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M under the Exchange Act. Short sales involve syndicate sales of depositary shares in excess of the number of depositary shares to be purchased by the underwriters in the offering, which create a syndicate short position. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of depositary shares in the open market while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount and commission received by it because the underwriters have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Any of these activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that might otherwise exist in the open market in the absence of these transactions. If the underwriters engage in any of these transactions, they may discontinue any of them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they may receive customary fees and expenses. In addition, certain employees of the underwriters may act as a director of or provide advisory or consulting services to the Company.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Depositary Shares

        We expect that delivery of the depositary shares will be made upon the instructions of the joint book-running managers against payment on or about the date specified on the cover of this prospectus supplement, which is the fifth business day following the date of pricing of the depositary shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Canada

        The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom—Prohibition of Sales to Retail Investors

        The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA") or in the United Kingdom ("UK"). For these purposes, (i) a "retail investor" means a person who is one (or more) of: (A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (B) a customer within the meaning of Directive

(EU) 2016/97 (as amended or superseded, the "Insurance Distribution Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the "Prospectus Regulation") and (ii) an "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the depositary shares in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus or supplement a prospectus for offers of the depositary shares. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

Hong Kong

        The depositary shares may not be offered or sold in Hong Kong, by means of any document, other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the depositary shares which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

        No securities registration statement has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) ("FIEL") in relation to the depositary shares. The depositary shares are being offered in a private placement to "qualified institutional investors" (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) ("QIIs"), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the depositary shares in this offer may not transfer or resell those depositary shares except to other QIIs.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the "SFA"), (ii) to a "relevant person" as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in

Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the depositary shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the depositary shares under Section 275 of the SFA except:

              (i)  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

             (ii)  (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

            (iii)  where no consideration is or will be given for the transfer; or

            (iv)  where the transfer is by operation of law.

        By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

        Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B (1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Kingdom

        This prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order or persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

        Each underwriter has agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Switzerland

        This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the depositary shares. The depositary shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act ("FinSA") and no application has or will be made to admit the depositary shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the depositary shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the depositary shares may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE SECURITIES

        The validity of the Series C Preferred Stock and the depositary shares offered by this prospectus supplement and the accompanying prospectus will be passed upon for the Company by Sullivan & Cromwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Jones Day.

EXPERTS

        The consolidated financial statements of First Midwest appearing in First Midwest's Annual Report (Form 10-K) for the year ended December 31, 2019 and the effectiveness of First Midwest's internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock
Preferred Stock
Warrants
Debt Securities
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Units

        First Midwest Bancorp, Inc. ("First Midwest") from time to time may offer and sell, in one or more offerings, any combination of the securities listed above. The preferred stock, warrants, debt securities and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of First Midwest, or debt or equity securities of one or more other entities. The preferred stock may be represented by depositary shares. The units may consist of any combination of the above securities or debt or equity securities of other entities. First Midwest may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders to be named in a prospectus supplement may offer and sell First Midwest securities from time to time in such amounts and with such discounts and commissions as set forth in a prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, First Midwest will not receive any proceeds from the sale of securities by any selling security holders.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by one or more prospectus supplements describing the method and terms of the applicable offering. References herein to "prospectus supplement" are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

        First Midwest may sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement. First Midwest may also sell securities directly to investors. If appropriate, discussion of certain risks that you should consider in connection with an investment in the securities will be included or incorporated by reference in a prospectus supplement.

        The common stock of First Midwest trades on the NASDAQ Stock Market under the trading symbol "FMBI." Any common stock that is sold pursuant to any prospectus supplement will be listed for quotation on the NASDAQ Stock Market upon official notice of issuance. Unless otherwise indicated in the applicable prospectus supplement, the other securities offered hereby will not be listed on a national securities exchange.

        This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

        These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        These securities involve investment risks, including possible loss of principal. Please read carefully the section entitled "Risk Factors" beginning on page 2 of this prospectus.

        Neither the U.S. Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2020.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under "Where You Can Find More Information." First Midwest has not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

RISK FACTORS

        Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated into this prospectus by reference, and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent periods that we file with the U.S. Securities and Exchange Commission, or "SEC," and that are so incorporated. See "Where You Can Find More Information" for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

ABOUT THIS PROSPECTUS

        All references in this prospectus to "First Midwest," the "Company," "we," "our" and "us" refer to First Midwest Bancorp, Inc. and its consolidated subsidiaries unless the context otherwise requires.

        This prospectus is part of a registration statement on Form S-3 that First Midwest filed with the SEC using a "shelf" registration process. Under this shelf registration process, First Midwest and certain holders of its securities may sell the securities described in this prospectus in one or more offerings. Each time securities are sold under this shelf registration, First Midwest will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement with the additional information referred to below under "Where You Can Find More Information."

        This prospectus does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of First Midwest, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement through the SEC's website at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

        First Midwest is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains this information at www.sec.gov. You can also find information about First Midwest by visiting First Midwest's website at www.firstmidwest.com. Information contained in these websites does not constitute part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows First Midwest to "incorporate by reference" information into this prospectus. This means that First Midwest can disclose important information to you by referring you to another document filed separately with the SEC. Any information referred to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus.

        This prospectus incorporates by reference the documents listed below that First Midwest has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about First Midwest and First Midwest's financial condition:

  •
  Annual Report on Form 10-K for the year ended December 31, 2019;

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  •
  Definitive Proxy Statement on Schedule 14A for First Midwest's 2020 Annual Meeting of Stockholders filed on April 17, 2020 and related definitive additional proxy materials;

  •
  Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2020;

  •
  Current Reports on Form 8-K filed on February 26, 2020 and March 10, 2020; and

  •
  The description of First Midwest common stock set forth in First Midwest's registration statement on Form 8-A filed on March 7, 1983 and any amendment or report filed for the purpose of updating any such description, including the form of First Midwest common stock certificate filed as an exhibit to the registration statement of which this prospectus is a part.

        First Midwest incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the offering of securities under this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any documents filed by First Midwest with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus or the applicable prospectus supplement.

        You can obtain any of the documents incorporated by reference in this prospectus from First Midwest or from the SEC through the SEC's website at www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents referred to above that have been incorporated by reference in this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in those documents. You can request those documents in writing or by telephone as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7483

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, the documents incorporated by reference herein and any oral statements made by or on behalf of us may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume," and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements.

        Forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions and may include projections relating to our future financial performance, including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our Annual Report on Form 10-K for the year ended

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December 31, 2019, including the sections entitled "Risk Factors" in Part I, Item 1A of that report (as supplemented by the risk factors discussed under Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7, as well as our subsequent periodic and current reports filed with the SEC. These risks and uncertainties are not exhaustive however. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

FIRST MIDWEST BANCORP, INC.

        First Midwest is a Delaware corporation headquartered in Chicago, Illinois. It is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank (the "Bank"), and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers. First Midwest operates branches and other locations throughout metropolitan Chicago, southeast Wisconsin and across the Midwest. At March 31, 2020, First Midwest had consolidated total assets of approximately $20 billion and approximately $11 billion of assets under management. First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI." First Midwest employed approximately 2,271 full-time equivalent employees at March 31, 2020.

USE OF PROCEEDS

        Unless First Midwest informs you otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

PLAN OF DISTRIBUTION

        We or any selling stockholder may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers or underwriters or through a combination of any of those methods of sale or as otherwise described in the applicable prospectus supplement, if required.

        The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

VALIDITY OF THE SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

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 EXPERTS

        The consolidated financial statements of First Midwest appearing in First Midwest's Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of First Midwest's internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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Depositary Shares Each Representing a 1/40th
Interest in a Share of Fixed Rate Non-Cumulative
Perpetual Preferred Stock, Series C

Joint Book-Running Managers

BofA Securities
J.P. Morgan
Morgan Stanley
RBC Capital Markets
Wells Fargo Securities
Keefe, Bruyette & Woods
A Stifel Company
Raymond James

June     , 2020